Exhibit 10.26

Capital Contribution Agreement

of

JICA Intelligent Robotics Co., Ltd.

June 30, 2023

Capital Contribution Agreement

This Capital Contribution Agreement in respect of JICA Intelligent Robot Limited (the “Agreement”) is executed by and between the following parties on the 30th June 2023 (the “Effective Date”) :

（1）

JICA Intelligent Robotics Co., Ltd., with Unified Social Credit Code 91320507MA25RMP36W, registered address at 18, 19, 20, 21 Floors, Xinhuihu Building, No. 66 Lugang Street, High-speed Railway New Town, Xiangcheng District, Suzhou City (the “JV”);

（2）

ECARX (Hubei) Tech Co., Ltd., with Unified Social Credit Code 91420100MA4F1WGW4L (hereinafter referred to as “Ecarx”), registered address at No. B1336 Chuanggu Start-up Zone, Taizi Lake Cultural Digital Creative Industry Park, No. 18 Shenlong Avenue, Wuhan Economic and Technological Development Zone;

（3）

Geely Automotive Group Co., Ltd., with Unified Social Credit Code of 91330201MA2CK3LC02, registered address at No. 818 Binhai 2nd Road, Hangzhou Bay New Area, Ningbo, Zhejiang Province (hereinafter referred to as “Geely “).

Each party is hereinafter referred to separately as a “Party”, this “Party”, collectively as the “Parties” and mutually as “another Party” or “the other Parties”.

Whereas,

As of the date hereof, Ecarx and Geely each holds 50% of the equity of the JV, and Ecarx intends to increase its equity of the JV by subscribing the new registered capital of the JV as agreed by the parties through consultation.

Therefore, based on the principle of equality and mutual benefit, the parties, through friendly consultation and in accordance with relevant provisions of the Company Law of the People’s Republic of China and other Chinese laws, have reached an agreement as follows:

1	Transaction
1.1	As of the date of this Agreement, the shareholding structure of the JV is as follows:

Shareholders	Subscribed Registered Capital (Unit: million RMB)	Paid-in Registered Capital (Unit: million RMB)	Share Percentage
Geely Automotive Group Co., Ltd.	200	200	50%
Ecarx (Hubei) Technology Co., LTD	200	200	50%
Total	400	400	100.00%

1.2

Increase of Capital. The Parties agree that Ecarx will subscribe RMB 266.67 million to the increased registered capital of the JV. Upon completion of the transaction, Ecarx will acquire an additional 20% equity interest in the JV, holding a total of 70% equity interest.

Upon completion of the transaction, the shareholding structure of the JV is as follows:

Names of shareholders	Subscribed Registered Capital (Unit: million RMB)	Share Percentage
Geely Automotive Group Co., Ltd.	200	30%
Ecarx (Hubei) Technology Co. Ltd.	466.67	70%
Total	666.67	100.00%

1.3

Payment of the Increased Capital. Unless otherwise agreed by the Parties, Ecarx shall complete the payment of the increased registered capital of the JV before the date specified in the joint venture agreement.

2	Representations and Warranties

2.1Each Party represents and warrants separately that:

2.1.1

Authorization. With respect to the subscription of the new registered capital of the JV by Ecarx, the Parties confirm that their performance of all obligations under the transaction documents and completion of transactions under the transaction documents and other acts have been approved and authorized by their respective internal authorities, and such approval and authorization are true and effective, in particular: (1) Ecarx has provided its written resolution approving the subscription of the new registered capital of the JV and related matters; (2) Geely has provided records of its approval of the new registered capital of the JV and the subscription of all such new registered capital by Ecarx; (3) The JV has provided the written resolutions of the Board of Directors and the written resolutions of the shareholders’ meeting concerning the new registered capital of the Company and related matters respectively;

2.1.2

Each Party has full capacity for civil conduct and civil rights and/or full authority and authorization to sign the transaction documents and perform the obligations under the transaction documents respectively. All transaction documents shall be legally binding and enforceable upon the Parties once they are executed;

2.1.3

No Conflict. The execution and performance of each transaction document does not violate or conflict with any provision of the Articles of Association, shareholder agreement or other organizational document of the Parties. The JV has obtained all third party consents or authorizations, if any, necessary to conduct the transactions under the transaction documents.

3	Confidentiality
3.1

Unless otherwise provided in this Agreement, each Party shall keep confidential the existence of the transaction document or any information relating to the transaction under the Transaction Document (including any information obtained by such Party as a result of its participation in the negotiation and signing of the transaction document) (“ Confidential Information “) and shall not disclose it to any third party.

3.2	Information disclosed in the following circumstances shall not be subject to the restrictions set forth in Section 3.1 of this Agreement:
3.2.1	Where disclosure or use is required by applicable laws or any regulatory authority;
3.2.2	Required by any legal process arising out of this Agreement or any other agreement entered into pursuant to this Agreement, or reasonably disclosed to tax authorities;

3.2.3	Where the information has come into public knowledge for reasons other than those of the Parties to this Agreement;
3.2.4	Where disclosure or use has been approved in writing by all other Parties.
3.3

In the case of disclosure pursuant to sections 3.2.1 and 3.2.2 above, the disclosing Party shall discuss such disclosure and submission with the other Party at a reasonable time prior to such disclosure or submission, and shall, to the extent possible, allow the receiving Party to treat the portion of the disclosure or submission in confidence if requested by the other Party.

4	Force Majeure
4.1

In the event of any force majeure event such as earthquake, typhoon, flood, fire, military action, strike, riot, war or other unforeseeable force majeure event beyond the reasonable control of either Party (each of which is referred to as “Force Majeure Event”) which prevents the performance of this Agreement by either Party, the other Party shall immediately notify the other parties without delay. And within fifteen (15) days after the notice is given, provide detailed information and supporting documents of such events, explaining the reasons for the failure or delay in performing all or part of its obligations under this Agreement. The Parties shall seek and implement through consultation a solution acceptable to all parties hereto.

4.2

In the event of a force majeure event, the Party affected by the Force Majeure Event shall not be liable for any damage or loss suffered by any other party as a result of failure or delay in performing its obligations under this Agreement due to the force majeure event, and such failure or delay shall not be deemed to be a breach of this Agreement. The Party claiming the event of force majeure shall take appropriate measures to reduce or eliminate the effect of the event of force majeure and attempt to resume performance of the obligations delayed or hindered by the event of force majeure within the shortest possible time.

4.3

If the Force Majeure Event or the effect of the force majeure event prevents one party or each party from performing all or part of its obligations hereunder for a period of more than one (1) month, the party or other parties not affected by the force majeure event shall have the right to request the termination of this Agreement and release of part of its obligations hereunder or delay the performance hereof.

5	Applicable laws and dispute resolution
5.1	The formation, validity, interpretation, performance, modification, termination and dispute resolution of this Agreement shall be governed by the laws of the Republic of China.

5.2

All disputes arising out of or in connection with this Agreement shall be settled by the Parties through friendly negotiation. If any dispute cannot be settled through negotiation within twenty (20) days after the dispute arises, either party shall have the right to submit the dispute to Shanghai International Arbitration Center.

5.3	During the settlement of the dispute, each Party shall continue to retain its other rights and perform its obligations under this Agreement.
6	Other
6.1

Effectivity and Amendment. This Agreement shall come into force upon execution by all Parties. For matters not covered herein, the Parties shall enter into a supplementary agreement after separate consultation. The supplementary agreement shall have the same legal effect as this Agreement. The modification and alteration of this Agreement shall be made in writing upon consensus of the parties through consultation and shall come into force upon signature or seal by the parties.

6.2	Transfer. Neither Party may transfer its rights or obligations under this Agreement to a third party without the prior written consent of the other Party.
6.3

The Entire Agreement. This Agreement represents the entire agreement of the Parties with respect to the subject matter of the Capital Contribution of the JV and supersedes any other agreements or other documents, written and oral, previously made by the Parties with respect to the subject matter.

6.4

Severability. If any provision of this Agreement is invalid or unenforceable due to the law applicable to it, that provision shall be deemed to have not existed from the beginning and shall not affect the validity of the other provisions of this Agreement, and the parties hereto shall negotiate new provisions to the extent lawful to ensure that the intent of the original provisions is realized to the maximum extent possible.

6.5

Delays or Omissions. Any delay by either Party in exercising or failure to exercise a right, power or remedy conferred upon it by reason of a breach or non-performance of this Agreement by another party shall not prejudice such right, power or remedy and shall not be deemed to be a waiver or acquiescence of such breach or non-performance or similar breaches or non-performance thereafter, Nor shall it be deemed a waiver of any other breach or non-performance prior to or after such breach or failure. A waiver, permission, consent, approval or waiver of any term or condition of this Agreement in respect of any breach or non-performance of any nature or feature of this Agreement must be made in writing and valid only to the extent provided in that writing. Any relief provided to either party under this Agreement, by law or otherwise, shall be cumulative and not selective.

6.6

Government Form Agreement. In the event that a separate agreement is required by any government authorities to be in the standard form agreement, this Agreement shall prevail over such form agreement in its entirety (subject to this Agreement) and shall be used only to request the government authorities to perform a particular act, but not be used to establish and demonstrate the rights and obligations of the Parties in respect of the matters set forth in this Agreement.

6.7	Language and Originals. This Agreement is made in Chinese in three (3) originals, each Party holding one (1) originals, each of which shall be equally authentic.

(No text below)

In witness whereof, this is the signing page of the Capital Contribution Agreement for JICA Intelligent Robotics Co., Ltd., the Parties have caused their duly authorized representatives to sign this Agreement on the date set forth above.

The JV

JICA Intelligent Robotics Co., Ltd. (Company Stamp)

/s/ Authorized Signatory

In witness whereof, this is the signing page of the Capital Contribution Agreement for JICA Intelligent Robotics Co., Ltd., the Parties have caused their duly authorized representatives to sign this Agreement on the date set forth above.

ECARX (Hubei) Tech Co., Ltd. (Company Stamp)

/s/ Authorized Signatory

In witness whereof, this is the signing page of the Capital Contribution Agreement for JICA Intelligent Robotics Co., Ltd., the Parties have caused their duly authorized representatives to sign this Agreement on the date set forth above.

Geely Automotive Group Co., Ltd. (Company Stamp)

/s/ Authorized Signatory